EXHIBIT 99.1


Blount Reports
Results For 2000

Contact: John D. Marshall
Senior Vice President Administration & Treasurer
334-244-4360
Release: Immediately

o    Second best sales and EBITDA in history

o    Record sales and operating income in Outdoor Products for 2000

o    Near record sales and operating income in Sporting Equipment for 2000

o    Continued downturn in forestry equipment markets

o    Agreement reached on amendment to Credit Agreement

Montgomery, AL, February 8, 2001 - Blount International, Inc. (NYSE: BLT) ("Blount") today reported results for the fourth quarter and for the year ended December 31, 2000. Blount also announced today that it has reached an agreement with the syndicate of Lenders to amend its $500 million Credit Agreement ("Credit Agreement").

Results For The Quarter Ended December 31, 2000

For the fourth quarter of 2000, sales were $198.4 million, a 10.6 percent decrease from the prior year's fourth quarter sales of $222.0 million. Income from operations before merger expenses was $23.2 million, a 23.4 percent decrease from the previous year's fourth quarter of $30.3 million. Earnings before interest, taxes, depreciation, amortization and nonrecurring costs (EBITDA) for the fourth quarter were $33.0 million, compared to last year's fourth quarter EBITDA of $38.3 million. The net loss for the fourth quarter was $0.8 million ($0.03 per share) as compared to last year’s net income for the quarter of $4.1 million ($0.13 per share) before accounting for the after tax merger costs.

Results For The Year Ended December 31, 2000

For 2000, Blount achieved sales of $828.2 million, a 2.3 percent increase over the prior year's sales of $809.9 million. Income from operations before merger expenses for the year was $108.7 million, representing a 15.9 percent increase over the $93.8 million for 1999. EBITDA was $139.0 million and compares to EBITDA of $131.1 million for 1999 before accounting for merger costs of $76.1 million. For the year, interest expense net of interest income was $98.2 million as compared to $41.1 million in 1999. Net income for the year was $10.8 million, or $0.35 per share. This compares to last year's net income of $34.1 million, or $0.57 per share, before accounting for the after tax merger and nonrecurring costs of $55.9 million ($0.93 per share).

On announcing the results, John M. Panettiere, Chairman and Chief Executive Officer, stated, "The Company achieved levels of sales and EBITDA that were the second best in the history of Blount. Another record breaking performance by our Outdoor Products segment and a near record performance by our Sporting Equipment segment were offset by the continuation of the downturn in the forestry equipment markets which negatively impacted the performance of our Industrial and Power Equipment segment."

"We have maintained or increased our leading market shares in most of our product lines. We have taken actions in all of our businesses to reduce costs and lower our breakeven point. We have strengthened our businesses through the completion of an acquisition for each of our segments in September and October of 2000. We expect these acquisitions to contribute as anticipated during the next year as we assimilate these businesses."

"At this time, based on market information, we do not expect any significant improvement in the forestry equipment market for the first half of 2001. In the Outdoor Products and Sporting Equipment businesses, we do expect to be at reasonable sales and earnings levels during this time."


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"Blount is well set for the future. We have great strength in our product lines and we have our costs under control. We are managing our working capital to fit our business needs and to maximize cash flow. Most importantly, we have a competent, experienced management team and workforce dedicated to making our businesses succeed."

Segment Results

The Outdoor Products segment reported record fourth quarter sales of $88.4 million, a 4.9 percent increase over last year's sales of $84.3 million. Operating income of $18.7 million, also a record, was 3.3 percent higher than last year's operating income of $18.1 million. EBITDA for the quarter of $21.6 million equaled last year's EBITDA. For the year, EBITDA was $91.8 million compared to $85.6 million last year. These results reflect the continued buoyant markets for saw chain and lawn care accessories in Europe, Latin America and the United States. Offsetting this were lower sales of lawn mowers due to weather factors. The backlog for the segment remains strong at $49.0 million, that is 17 percent higher than last year's backlog of $41.9 million.

For the fourth quarter, the Sporting Equipment segment reported sales of $78.7 million, down 6.1 percent from last year's fourth quarter of $83.8 million. Operating income was $10.4 million, a decrease of 11.1 percent from last year's fourth quarter operating income of $11.7 million. EBITDA for the quarter was $13.4 million, compared to last year's fourth quarter of $14.4 million. For the year, EBITDA was $48.4 million compared to $51.5 million last year. The fourth quarter results were impacted by lower sales to distributors and retailers due to the carryover effect of Y2K sales to consumers. During the quarter, we laid off employees and took some plant or departmental shutdowns to adjust production to market requirements. These actions resulted in lower absorption of fixed overhead costs. This was somewhat offset by cost reductions in selling, general and administrative costs. The backlog at the end of the year was $14.6 million which compares to $18.0 last year.

The Industrial and Power Equipment segment reported fourth quarter sales of $31.3 million, down 41.9 percent from sales of $53.9 million a year earlier. The operating loss of $4.3 million compares to an operating profit of $4.7 million in last year's fourth quarter. EBITDA was a loss of $2.2 million, compared to EBITDA of $6.0 million in last year's fourth quarter. For the year, EBITDA was $6.3 million compared to $6.8 million last year. These results reflect the continued deep recession in the forestry equipment market. Following a slow marketplace in the third quarter, the forestry equipment markets took another turn for the worse during the fourth quarter. Nonetheless, we maintained or increased our leading market share positions. In the fourth quarter and in early January, additional actions, including layoffs and temporary plant shutdowns, were taken to reduce costs and inventories. These actions negatively impacted income due to lower absorption. The backlog of $15.1 million at the end of 2000 compares to $25.8 million at the end of 1999 and is reflective of the state of the market at this time.

Amendment To Credit Agreement

The impact on earnings of the continued downturn in the forestry equipment markets raised questions as to whether Blount would meet the covenants for the leverage and interest coverage ratios of the Credit Agreement for December 31, 2000, and for subsequent quarters. As a result, Blount sought and received from its lenders an amendment to its Credit Agreement.

The amendment, among other things, eases the financial covenants through March 31, 2002, and increases the interest rate on outstanding amounts under the Credit Agreement until more favorable financial ratios are achieved. In connection with the amendment, Blount's principal shareholder, an affiliate of Lehman Brothers, has agreed to invest $20 million in the Company in the form of equity or mezzanine securities by March 2, 2001. As a result of the amendment, Blount is in compliance with all of the terms of the Credit Agreement.

Headquartered in Montgomery, Alabama, Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products; Sporting Equipment; and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com

Forward-looking statements in this release, including references to our expectations, anticipations, beliefs and opportunities, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

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Consolidated Statements of Income                         Three mos. ended Dec. 31,     Twelve mos. ended Dec. 31,
In millions, except share data                                      2000         1999           2000          1999
Sales                                                           $  198.4      $ 222.0       $  828.2       $  809.9
Cost of sales                                                      140.8        154.9          581.7          574.3
Gross profit                                                        57.6         67.1          246.5          235.6
Selling, general and administrative expenses                        34.4         36.8          137.8          141.8
Merger expenses                                                                   1.5                          76.1
Income from operations                                              23.2         28.8          108.7           17.7
Interest expense                                                   (25.4)       (24.3)         (99.7)         (44.8)
Interest income                                                      0.4          0.7            1.5            3.7
Other income, net                                                    0.4          0.5            6.7            0.8
Income (loss) before income taxes                                   (1.4)         5.7           17.2          (22.6)
Provision (benefit) for income taxes                                (0.6)         2.5            6.4           (0.8)
Net income (loss)                                               $   (0.8)     $   3.2       $   10.8       $  (21.8)
Net income (loss) per share - basic                             $  (0.03)     $  0.10       $   0.35       $  (0.37)
Net income (loss) per share - diluted                           $  (0.03)     $  0.10       $   0.35       $  (0.37)


Shares used for per share computations:

Basic                                                         30,795,882   30,795,916     30,795,882     58,185,359
Diluted                                                       30,795,882   30,795,916     30,796,499     58,185,359

Segment Information                                       Three mos. ended Dec. 31,      Twelve mos. ended Dec. 31,

In millions                                                         2000         1999           2000          1999


Sales


Outdoor products                                                $   88.4      $  84.3       $  360.7       $  327.6
Sporting equipment                                                  78.7         83.8          314.3          323.7
Industrial and power equipment                                      31.3         53.9          153.2          158.6
                                                                $  198.4      $ 222.0       $  828.2       $  809.9
Operating income (loss)

Outdoor products                                                $   18.7      $  18.1       $   81.0       $   71.8
Sporting equipment                                                  10.4         11.7           36.9           40.4
Industrial and power equipment                                      (4.3)         4.7       $    1.1           (1.1)
Operating income from segments                                      24.8         34.5          119.0          111.1
Corporate office expenses                                           (1.6)        (4.2)         (10.3)         (17.3)
Merger expenses                                                                  (1.5)                        (76.1)
Income from operations                                          $   23.2      $  28.8       $  108.7       $   17.7

Condensed Consolidated Balance Sheets                                                       Dec. 31,       Dec. 31,
In millions                                                                                     2000           1999

Assets

Cash and cash equivalents                                                                   $    4.8       $   10.5

Accounts receivable                                                                            149.0          171.9

Inventory                                                                                      150.7          117.0

Other current assets                                                                            30.9           36.6

Property, plant and equipment, net                                                             177.4          172.3
Other assets                                                                                   191.1          180.4
Total assets                                                                                $  703.9       $  688.7

Liabilities

Notes payable and current maturities of long-term debt                                      $    8.5       $    6.5

Other current liabilities                                                                      135.1          142.0

Long-term debt                                                                                 824.5          809.7

Other liabilities                                                                               48.0           52.2
Total liabilities                                                                            1,016.1        1,010.4
Stockholders' equity (deficit)                                                                (312.2)        (321.7)
Total liabilities and stockholders' equity (deficit)                                        $  703.9       $  688.7

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